Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

GREAT ELM FM ACQUISITION, INC.,

GREAT ELM GROUP, INC.,

and

J.P. MORGAN BROKER-DEALER HOLDINGS INC.

Dated as of December 30, 2022

i

Exhibit A Form of Amended and Restated Stockholders Agreement

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of December 30, 2022, by and among Great Elm FM Acquisition, Inc., a Delaware corporation (“GE FM”), Great Elm Group, Inc., a Delaware corporation (“GEG” and together with GE FM, “Sellers” and each of them individually, a “Seller”), and J.P. Morgan Broker-Dealer Holdings Inc., a Delaware corporation (“Buyer”). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, as of the date hereof, Buyer owns 20 shares of the common stock, $0.001 par value per share (the “Common Stock”), of Forest Investments, Inc., a Delaware corporation (the “Company”), GEG owns 20 shares of Common Stock and GE FM owns 60 shares of Common Stock, which such shares constitute 20%, 20% and 60%, respectively, of the issued and outstanding shares of Common Stock;

WHEREAS, the Company, Buyer and Sellers are parties to that certain Stockholders Agreement, dated as of December 29, 2020 (the “Stockholders Agreement”);

WHEREAS, (a) GE FM desires to sell to Buyer, and Buyer desires to purchase from GE FM, all 60 shares of Common Stock held by GE FM (the “GE FM Shares”), and (b) GEG desires to sell to Buyer, and Buyer desires to purchase from GEG, one share of Common Stock held by GEG (the “GEG Share” and together with the GE FM Shares, the “Shares”), in each case, on the terms and subject to the conditions set forth herein (the “Sale”);

WHEREAS, following the consummation of the Sale, GE FM will own zero shares of Common Stock, GEG will own 19 shares of Common Stock and Buyer will own 81 shares of Common Stock, representing 0%, 19% and 81%, respectively, of the issued and outstanding shares of Common Stock; and

WHEREAS, (a) in connection with the Sale and effective as of the Closing, the Company, GEG and Buyer will amend and restate the Stockholders Agreement in the form attached hereto as Exhibit A (the “Amended and Restated Stockholders Agreement”), which sets forth the respective rights and obligations of the Company, Buyer and GEG following the Closing, and (b) immediately following the Closing, the Company and J.P. Morgan Chase & Co., a Delaware corporation and the parent company of Buyer (“JPM Parent”), will enter into a Tax Sharing Agreement in the form and substance agreed to by the parties (the “Tax Sharing Agreement”).

NOW, THEREFORE, in consideration of the promises and the mutual benefits to be derived from this Agreement and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
Purchase and sale

Section 1.01 Purchase and Sale. On the terms and subject to the conditions set forth herein, at the Closing, (a) GE FM shall sell to Buyer, and Buyer shall purchase from GE FM, all of the GE FM Shares, and (b) GEG shall sell to Buyer, and Buyer shall purchase from GEG, the GEG Share, in each case, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute) or other encumbrance (each, an “Encumbrance”), except for any Encumbrances arising as a result of or under the terms of the Amended and Restated Stockholders Agreement (“Permitted Encumbrances”).

Section 1.02 Purchase Price. Buyer agrees to purchase (a) the GE FM Shares from GE FM for cash in the total amount of $16,722,910.06 (the “GE FM Purchase Price”) and (b) the GEG Share from GEG for cash in the total amount of $1,685,877.65 (the “GEG Purchase Price” and together with the GE FM Purchase Price, the “Purchase Price”).

ARTICLE II
CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement, including the Sale (the “Closing”), shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the Sale shall be deemed to occur at 12:01 a.m. Eastern time on the Closing Date.

Section 2.02 Seller Closing Deliverables. At the Closing, Sellers shall deliver or cause to be delivered to Buyer the following:

(a) the GE FM Shares, in book entry form, free and clear of all Encumbrances (other than Permitted Encumbrances), accompanied by stock powers or other instruments of transfer duly and validly executed in blank by GE FM;

(b) the GEG Share, in book entry form, free and clear of all Encumbrances (other than Permitted Encumbrances), accompanied by stock powers or other instruments of transfer duly and validly executed in blank by GEG;

(c) a certificate of the Secretary (or other officer) of the Company, certifying that attached thereto are true, correct and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect;

(d) resignations of the directors and officers of the Company, effective as of the Closing Date;

(e) a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction in which the Company is organized. The term “Governmental Authority” means any federal, state, local or foreign government, or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction;

(f) an IRS Form W-9 completed by each Seller in accordance with Treasury Regulations Section 1.1445-2(b)(2)(v);

(g) a counterpart signature page to the Amended and Restated Stockholders Agreement, duly and validly executed by GEG;

(h) evidence of the termination of the Management Agreement, dated as of December 29, 2020, by and between the Company and Great Elm DME Manager, LLC, a Delaware limited liability company;

(i) an Amended and Restated Certificate of Designation of Series A Preferred Stock of the Company filed with the Secretary of State of the State of Delaware in a form agreed upon by the parties hereto (the “Amended and Restated Certificate of Designation”);

(j) a copy of the Data Room (as defined below) in an electronic storage medium; and

(k) all books and records of the Company, to the extent not consolidated with GEG.

Section 2.03 Buyer Closing Deliverables. At the Closing, Buyer shall deliver or cause to be delivered to Sellers the following:

(a) the Purchase Price, which Sellers hereby direct Buyer to pay to the Company on their behalf to be applied to the outstanding balance due under that certain Promissory Note dated as of December 29, 2022, issued by Sellers to the Company in the original principal amount of $38,104,000.00.;

(b) a counterpart signature page to the Amended and Restated Stockholders Agreement, duly and validly executed by Buyer and the Company;

(c) the Tax Sharing Agreement, duly and validly executed by JPM Parent and the Company;

(d) payment of the fees, costs and expenses of Sellers in accordance with Section 8.01, which shall be made by wire transfer of immediately available funds to an account designated in writing by GEG; and

(e) a counterpart signature page to a written consent of the holders of Series A Preferred Stock of the Company authorizing and approving the Amended and Restated Certificate of Designation.

The documents listed in Section 2.02 and Section 2.03, together with this Agreement, are collectively referred to herein as the “Transaction Documents”, and the transactions contemplated thereby, the “Transactions.”

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING SELLERS AND THE COMPANY

Sellers represent and warrant, jointly and severally, to Buyer that the statements contained in this ARTICLE III3 are true and correct as of the date hereof except as set forth in the Disclosure Schedules. The term “Disclosure Schedules” means the disclosure schedules, attached hereto and made a part hereof, delivered by Sellers concurrently with the execution and delivery of this Agreement. The disclosures in any section or subsection of the Disclosure Schedules shall qualify other sections and subsections in this ARTICLE III where it is reasonably apparent that such disclosure relates to such other sections and subsections. For purposes of this 3ARTICLE III, “Sellers’ Knowledge,” “Knowledge of Sellers” and any similar phrases shall mean the actual knowledge of Adam Kleinman, Peter Reed or Brent Pearson, after due inquiry.

Section 3.01 Organization and Authority of Seller. Each Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions to which it is a party. The execution and delivery by each Seller of this Agreement and the other Transaction Documents to which it is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the Transactions to which it is a party have been duly authorized by all requisite corporate action on the part of such Seller. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and each other Transaction Document to which each Seller is a party constitutes the legal, valid and binding obligation of such Seller enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not individually, or in the aggregate, be reasonably likely to have a materially adverse effect on the business, results of operations, condition (financial or otherwise) or assets of the Company.

Section 3.03 Capitalization.

(a) The authorized shares of the Company consist of (i) 5,000 shares of Common Stock, of which 100 shares are issued and outstanding (the “Outstanding Common Shares”), and (ii) 75,000 shares of preferred stock, $0.001 par value per share, of which 35,010 shares are issued and outstanding (the “Outstanding Preferred Shares” and together with the Outstanding Common Shares, the “Outstanding Shares”). All of the Outstanding Shares, including the Shares, have been duly authorized, are validly issued, fully paid and nonassessable and are owned of record and beneficially by the applicable holder as set forth in Section 3.03(a) of the Disclosure Schedules, free and clear of all Encumbrances (other than Permitted Encumbrances). GE FM has good, valid and marketable title to the GE FM Shares, and such GE FM Shares constitute all of the equity interests in the Company owned by GE FM. GEG has good, valid and marketable title to the GEG Share.

(b) All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement or commitment to which a Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity (each, a “Person”).

(c) There are no outstanding or authorized options, warrants, convertible securities or stock appreciation, phantom stock, profit participation or other rights, agreements or commitments relating to the shares of the Company or obligating a Seller or the Company to issue or sell any shares of, or any other interest in, the Company. Except with respect to the Stockholders Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 No Subsidiaries; Investments. The Company does not have any subsidiaries, and, except for the investments set forth in Section 3.04 of the Disclosure Schedules (the “Investments”), it does not own any equity interests in any Person. The Company is the record and beneficial owner and holder of the issued and outstanding equity interests (“Investment Interests”) of each Investment set forth in Section 3.04 of the Disclosure Schedules, and the Company has good, valid and marketable title to the Investment Interests, free and clear of Encumbrances, other than any Encumbrances imposed by the governing documents with respect to such Investments, if any. To Sellers’ Knowledge, all of the Investment Interests were issued in compliance with applicable Laws and none of the Investment Interests were issued in violation of any agreement or commitment to which the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person. From and after the initial entry into the Stockholders Agreement on December 29, 2020 by the Company and the stockholders thereto (the “Investment Effective Time”), the Company is and has been engaged solely in the business of holding equity interests of other Persons and has not engaged in any other business. Section 3.04 of the Disclosure Schedules sets forth a complete and correct list of the equity interests (including subsidiary and minority interests) which have been divested or are no longer otherwise held by the Company from and after the Investment Effective Time (the “Divested Interests”). Neither the Company nor, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), the sale agreements related to the Divested Interests. None of the Company, Sellers nor their respective Affiliates have provided or received a notice of indemnification under the sale agreements related to the Divested Interests and no such Person is aware of any material Liability associated with the Divested Interests.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transactions to which it is a party, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws or other governing documents of such Seller or the Company; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty or other requirement of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, determination, penalty or award entered by or with any Governmental Authority (“Governmental Order”) applicable to such Seller or the Company; (c) require any consent or declaration of, notice to or filing with any Governmental Authority other than pursuant to applicable securities laws; (d) require any consent, declaration, notice or filing under, violate or conflict with, result in the acceleration of or create in any Person the right to accelerate, terminate or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture or any other legally-binding agreement, commitment or arrangement, whether written or oral (collectively, “Contracts”), to which such Seller or the Company is a party, by which such Seller or the Company is bound or to which any of their respective properties or assets are subject; or (e) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any properties or assets of the Company, except, in the case of clauses (b), (c), (d) and (e), where such (i) violation or conflict, (ii) failure to obtain any consent or declaration, provide any notice or make any filing or (iii) creation or imposition of an Encumbrance would not individually or in the aggregate, result in a materially adverse effect on the business, results of operations, condition (financial or otherwise) or assets of the Company.

Section 3.06 Financial Statements; Accounts Receivable.

(a) Attached as Section 3.06 of the Disclosure Schedules are complete and accurate copies of the Company’s unaudited financial statements consisting of (a) the balance sheet of the Company as at December 31, 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flows for the year then ended and (b) the balance sheet of the Company as at September 30, 2022 (the “Balance Sheet” and such date, the “Balance Sheet Date”) and the related statements of operations and cash flows for the quarter then ended (the financial statements described in clauses (a) and (b), together, the “Financial Statements”). The

Financial Statements have been prepared in accordance with GAAP in all material respects, applied on a consistent basis throughout the periods involved, subject, in the case of the financial statements described in clause (b) above, to normal year-end audit adjustments and the absence of notes. The Financial Statements are based on the books and records of the Company and fairly present in all material respects the financial condition of the Company as at the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The Company maintains a standard system of accounting established and administered in accordance with GAAP in all material respects.

(b) The Company has no accounts receivable or notes receivable or amounts owing or payable to it, other than in respect of its Investments. The Company has no accounts payable or other amounts due by it, except for amounts due under the Management Agreement, which have been paid in full prior to the Closing.

Section 3.07 Undisclosed Liabilities. The Company has no material liabilities, obligations or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured or otherwise (collectively, “Liabilities”), except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

Section 3.08 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, except as set forth on Section 3.08 of the Disclosure Schedules, the Company (a) has operated in the ordinary course of business consistent with past practice in all material respects and (b) there has not been, with respect to the Company, any change, event, condition or development that has had, or could reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the business, results of operations, condition (financial or otherwise) or assets of the Company.

Section 3.09 Material Contracts. Other than the Contracts evidencing the Company’s Investment Interests set forth on Section 3.09 of the Disclosure Schedules and the Stockholders Agreement (collectively, the “Material Contracts”), the Company does not have any Contracts that are, or could reasonably be expected to be, individually or in the aggregate, material to the business, results of operations, condition (financial or otherwise) or assets of the Company. Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Sellers’ Knowledge, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract.

Section 3.10 Real Property; Title to Assets. The Company has no ownership or leasehold (or subleasehold) interest in any real property and, except as set forth on Section 3.10 of the Disclosure Schedule, has not from and after the Investment Effective Time, owned, leased or subleased any interest in any real property. The Company has good and valid title to, a valid leasehold interest in or a valid license to use, all personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date. All personal property and other assets are free and clear of Encumbrances.

Section 3.11 Intellectual Property. The Company has no material Intellectual Property. The term “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) issued patents and patent applications; (b) trademarks, service marks, trade names and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration and renewals of, any of the foregoing; (c) copyrights, including all applications and registrations for copyrights; (d) trade secrets, know-how, inventions (whether or not patentable) and other confidential and proprietary information and all rights therein; and (e) internet domain names and social media accounts and pages. The conduct of the Company’s business as currently conducted and as conducted from and after the Investment Effective Time has not infringed, misappropriated or otherwise violated the Intellectual Property or other rights of any Person. There are no pending, or to Sellers’ Knowledge, threatened claims of infringement, misappropriation or violation of Intellectual Property or other rights of any Person against the Company arising as a result of the conduct of the Company’s business prior to the Investment Effective Time.

Section 3.12 Insurance. The Company has in effect, in all material respects, insurance policies concerning such casualties as would be reasonable and customary for companies similar to the Company. All such insurance policies are listed on Section 3.12 of the Disclosure Schedules, except for such insurance policies covering the Company which are maintained, sponsored or held by a Seller.

Section 3.13 Legal Proceedings; Governmental Orders.

(a) There are no material claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas or investigations of any nature, whether at law or in equity (collectively, “Actions”), pending or, to Sellers’ Knowledge, threatened, against or by the Company or a Seller: (i) solely relating to or affecting the Company or any of the Company’s properties or assets; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the consummation of the Transactions. To Sellers’ Knowledge, no event has occurred or circumstances exist that would be reasonably likely to give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders against or solely relating to or affecting the Company or any of its properties or assets.

Section 3.14 Compliance with Laws; Permits.

(a) The Company has, from and after the Investment Effective Time, complied, and is now complying, with all Laws applicable to it or its business, properties or assets in all material respects.

(b) All permits, licenses, franchises, approvals, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) in order for the Company to conduct its business as currently conducted have been obtained and are valid and in full force and effect. Section 3.14(b) of the Disclosure Schedules lists all current Permits issued to the Company and no event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

Section 3.15 Taxes.

(a) All returns, declarations, reports, information returns and statements and other documents relating to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”) required to be filed by the Company on or before the Closing Date have been timely filed (taking into account any extensions of time to file such Tax Returns that were validly obtained). Such Tax Returns are true, correct and complete in all material respects. The Company has (i) paid all Taxes due and owing by the Company (whether or not shown on any Tax Return) or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company ordinarily records items on its books, (ii) timely paid to the appropriate taxing authorities all estimated Tax payments necessary to avoid estimated Tax penalties and (iii) complied with all information reporting (and related withholding) and record retention requirements. The Company has not granted any extension for the assessment or collection of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) and no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company, in each case, in respect of any Taxes for which the applicable statute of limitations period remains open as of the date hereof. Seller has made available to Buyer copies of all income Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company, for all Tax periods ending on or after December 31, 2020. The term “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party and complied with all information reporting and backup withholding provisions of applicable Law. Each Person classified as an employee or independent contractor has been property classified as such.

(c) No claim has been made by, and no written correspondence with respect to any prior claim has been received from, within the last three years, any taxing authority in any jurisdiction where the Company does not file Tax Returns that the Company is, or may be, subject to Taxes by that jurisdiction, which claim has not been withdrawn or fully paid or otherwise fully settled.

(d) There is no audit, investigation, claim, litigation or other proceeding pending by any taxing authority against the Company. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company which have not been withdrawn or fully paid or otherwise fully settled.

(e) The Company has not been a member of an affiliated, consolidated, combined or unitary group (other than the consolidated group of which GEG is the common parent) and has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 or any similar provision of any federal, state, local or foreign Law, as a transferee or successor or by contract (other than a contract, the principal subject matter of which is not Taxes).

(f) Except as set forth on Section 3.15(f) of the Disclosure Schedules, the Company will not be required to include any income by reason of the Transactions triggering deferred intercompany gains pursuant to Treasury Regulations Section 1502-13.

(g) The Company has not suffered any reduction of its tax attributes described in either Treasury Regulations Section 1.1502-36 or Treasury Regulations Section 1.1502-28.

(h) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(i) No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation

(as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.

(j) The Company’s U.S. federal net operating loss carryforwards that may be carried to the consolidated group of which Buyer is a member under Treasury Regulations Section 1.1502-21(b)(2)(ii)(A) (“NOL Carryovers”) shall not be less than $617,790,385 (based on an interim closing of the books as of the close of business on the Closing Date), without regard to any limitations with respect to Buyer’s utilization of such NOL Carryovers under the Internal Revenue Code of 1986 (the “Code”), or the Treasury Regulations.

(k) The NOL Carryovers are not limited by the application of Treasury Regulations Section 1.1502-28(a)(4) by reason of such NOL Carryovers being limited under the separate return limitation year (“SRLY”) rules under Treasury Regulations Section 1.1502-21 (except for any application of the SRLY rules caused by a transaction involving Buyer or any member of the consolidated group of which Buyer is a member or any transaction following the Closing Date, including the Transactions).

(l) The Company has complied in all material respects with the provisions of the Code as necessary to avoid any redistribution, reapportionment, reallocation, recharacterization or adjustment pursuant to Section 482 of the Code or any similar provision of state, local or foreign Tax Law.

(m) The Company has not engaged in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b) or in any transaction that is required to be reported under a similar provision of state, local or foreign Law.

(n) The Company will not be required to include any item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction occurring prior to the Closing, (ii) any accounting method change or agreement with any Tax authority that is made prior to the Closing, (iii) other than in the ordinary course of business, any prepaid amount received prior to the Closing or (iv) any intercompany transaction occurring prior to the Closing or excess loss account described in Section 1502 of the Code (or any corresponding provision of state or local Tax Law) in existence prior to the Closing. The Company has not made an election under Section 965(h) of the Code to defer the payment of any “net tax liability” as such term is defined in Section 965(h)(6) of the Code.

(o) The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares intended to or purported to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date hereof.

(p) There are no closing agreements, private letter rulings, gain recognition agreements, technical advance memoranda or similar agreements or rulings that have been entered into or issued by any taxing authority in respect of any Tax matters with respect to the Company that will be binding on the Company following the Closing.

(q) Section 3.15(q) of the Disclosure Schedule sets forth those taxable years for which examinations by taxing authorities are presently being conducted. Sellers have made available in the Data Room complete and accurate copies of all audit or examination reports with respect to any audit or examination by the U.S. Internal Revenue Service of the U.S. federal income Tax Return of the consolidated group of which GEG is the common parent for any taxable year of such consolidated group beginning on or after July 1, 2003. “Data Room” means the electronic data room established and maintained on behalf of Sellers and hosted by DropBox.

(r) Except as set forth in Section 3.15(r) of the Disclosure Schedules, the Company is not subject to Tax (other than withholding Taxes imposed on dividends, interest or other similar income received by the Company), is not engaged in business and does not have a permanent establishment in any country other than the United States.

(s) The Company has since its formation been classified as a corporation for U.S. federal income Tax purposes.

(t) Notwithstanding anything in this Agreement to the contrary, except for the representations and warranties contained in Section 3.15 with respect to NOL Carryovers (the sole indemnification for which shall be contained in Section 6.01(e) and Section 6.06), the use thereof or limitations thereon set forth in Section 3.15(g) and Section 3.15(k), Sellers make no representation or warranty, directly or indirectly, (i) regarding any Taxes of the Company for any taxable period, or portion thereof, beginning on or after the Closing Date (a “Post-Closing Tax Period”) and (ii) regarding the amount of, or the ability of Buyer (or any of its Affiliates, including the Company) to use in a Post-Closing Tax Period, any Tax attributes of the Company arising in a Pre-Closing Tax Period.

(u) Except for the representations and warranties set forth in this Section 3.15, Sellers do not make any other representation or warranty, directly or indirectly, with respect to Taxes.

Section 3.16 Investment Company.

(a) The Company is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940 (the “Investment Company Act”) and does not rely on the exemptions from registration set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

(b) At all times that the Company has held any preferred equity interests in Great Elm Healthcare, LLC, a Delaware limited liability company (“HC LLC”), the Company has not been required to be registered as an “investment company” within the meaning of the Investment Company Act and has not relied on the exemptions from registration set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. The Company has taken the actions set forth in Section 3.16(b) of the Disclosure Schedules.

Section 3.17 Employee Benefit Matters; Employment Matters. The Company does not, in its own name, maintain any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974) for the benefit of any current or former employee, officer or director of the Company. The Company does not have, nor has it had from and after the Investment Effective Time, any employees or independent contractors. All operations of the Company are carried out through the Management Agreement.

Section 3.18 Affiliate Transactions. Except as set forth in Section 3.18 of the Disclosure Schedules, there are no Contracts involving the Company, on the one hand, and a Seller or any Affiliate of a Seller, on the other hand. “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise.

Section 3.19 Foreign Corrupt Practices Act; Sanction Laws; Data Privacy.

(a) From and after the Investment Effective Time, neither the Company, nor any of its officers or directors, nor, to Sellers’ Knowledge, any agent or other third party representative acting directly or indirectly on behalf of, or pursuant to a Contract with, the Company, has, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority or (iii) securing any improper advantage, in the case of clauses (i), (ii) and (iii) above, in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person. From and after the Investment Effective Time, neither the Company, nor any of its officers or directors, nor, to Sellers’ Knowledge, any agent or other third party representative acting directly or indirectly on behalf of, or pursuant to a Contract with, the Company, has made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in material violation of any law, rule or regulation. Neither the Company nor, to Sellers’ Knowledge, any of its officers or directors are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other applicable anti-corruption law.

(b) Neither the Company, nor any of its officers or directors, nor, to Sellers’ Knowledge, any agent or other third party representative acting directly or indirectly on behalf of, or pursuant to a Contract with, the Company, is currently, or from and after the Investment Effective Time has been: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging, directly or indirectly, in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country or (iv) otherwise in violation of applicable Sanctions Laws in any material respect. “Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (A) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; and (B) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i). “Sanctions Laws” means all U.S. and non-U.S. Laws, regulations and executive orders relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council. “OFAC” means the United States Department of the Treasury Office of Foreign Assets Controls.

(c) The Company is and has been from and after the Investment Effective Time in compliance in all material respects with all applicable Privacy Laws. “Privacy Laws” means all applicable laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure or transfer of Personal Information and Confidential Data, or the security of the Company’s Business Systems. “Personal Information and Confidential Data” means any information relating to an identified or identifiable natural person and any similar information or data regulated under applicable Privacy Laws. For purposes of this definition, an “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person. “Business Systems” means all software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes. No circumstance has arisen in which applicable Law would require the Company to notify a Governmental Authority or other third party of a data security breach.

Section 3.20 Bank Accounts; Books and Records. Section 3.20 of the Disclosure Schedules sets forth a complete and correct list of the identity, location, account numbers and authorized signatories of (a) all bank accounts and lock boxes maintained by the Company at banks, trust companies, securities firms or other brokers or financial institutions and (b) all persons holding a general or special power of attorney granted by the Company, a complete and correct copy of which has been included in the Disclosure Schedules. From and after the Investment Effective Time, the minute books and share record and transfer books of the Company are true, correct and complete.

Section 3.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of the Transactions based upon arrangements made by or on behalf of a Seller or the Company.

Section 3.22 No Other Representations or Warranties of Buyer. Except for the representations and warranties expressly made by Buyer set forth in ARTICLE IV, each Seller acknowledges that neither Buyer nor any other Person on behalf of Buyer makes any other representation or warranty, express or implied, at law or in equity, with respect to Buyer, the Transactions or any other matter whatsoever, and each Seller (on behalf of itself and its Affiliates and its and their respective Representatives) hereby expressly disclaims any other representations or warranties, whether implied or made by Buyer or any other Person on behalf of Buyer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer represents and warrants to Sellers that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions to which it is a party. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions to which it is a party have been duly authorized by all requisite corporate action on the part of Buyer. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and each other Transaction Document to which Buyer is a party constitutes the legal, valid and binding obligation of Buyer enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transactions to which it is a party, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or any Governmental Order applicable to Buyer; (c) require any consent or declaration of, notice to or filing with any Governmental Authority; (d) require any consent, declaration, notice or filing under, violate or conflict with, result in the acceleration of or create in any Person the right to accelerate, terminate or modify any Contract to which Buyer is a party, by which Buyer is bound or to which any of its properties or assets are subject; or (e) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any properties or assets of the Company, except, in the case of clauses (b), (c), (d) and (e), where such (i) violation or conflict, (ii) failure to obtain any consent or declaration, provide any notice or make any filing or (iii) creation or imposition of an Encumbrance would not prevent or be reasonably likely to materially delay or materially impede the consummation of the Transactions.

Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933 (the “Securities Act”). Buyer acknowledges that Sellers have not registered the offer and sale of the Shares under the Securities Act or any state securities Laws and that the Shares may not be pledged, transferred, sold, offered for sale, hypothecated or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment) and has sufficient knowledge, experience and expertise in business and financial matters to fully understand and evaluate the risks and merits associated with the Transactions. Buyer acknowledges that it is not in a disparate bargaining position with respect to this Agreement or the other Transaction Documents to which it is a party. Buyer has been represented or advised by advisors of its own choice that have assisted it in understanding the risks and merits associated with the Transactions. Buyer has received all the information it considers necessary or appropriate for deciding whether to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions, including the Sale. Buyer agrees to accept the Shares at the Closing based upon its own investigation, examination and determination with respect thereto as to all matters.

Section 4.04 Legal Proceedings. There are no material Actions pending or, to Buyer’s knowledge, threatened, against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the consummation of the Transactions. To Buyer’s knowledge, no event has occurred or circumstances exist that would be reasonably likely to give rise to, or serve as a basis for, any such Action.

Section 4.05 Solvency. Immediately after giving effect to the Transactions and assuming the representations and warranties regarding Sellers and the Company contained in this Agreement are true and correct in all material respects, Buyer and its subsidiaries (including, following the Closing, the Company) shall (a) be able to pay their respective debts as they become due and shall have adequate cash on hand and property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (b) have adequate capital to carry on their respective businesses.

Section 4.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of the Transactions based upon arrangements made by or on behalf of Buyer.

Section 4.07 No Other Representations or Warranties of Sellers or the Company. Except for the representations and warranties expressly made by Sellers set forth in ARTICLE III, Buyer acknowledges that none of Sellers, the Company or any Person on behalf of Sellers or the Company makes any other representation or warranty, express or implied, at law or in equity, with respect to Sellers, the Company, the Company’s business or operations, the Shares, the Transactions or any other matter whatsoever, and Buyer (on behalf of itself and its Affiliates and its and their respective Representatives) hereby expressly disclaims any other representations or warranties, whether implied or made by Sellers, the Company, or any other Person on behalf of a Seller or the Company.

ARTICLE V
Covenants

Section 5.01 Confidentiality.

(a) From and after the Closing, each Seller shall, and shall cause its directors, managers, officers, employees, consultants, counsel, accountants and other agents (collectively, “Representatives”) to, keep confidential and not divulge any information (including all budgets, business plans and analyses) concerning the Company, including its assets, business, operations, financial condition or prospects (the “Information”); provided, that nothing herein shall prevent a Seller from disclosing Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Seller or any of its Representatives in violation of this Section 5.01; (ii) is or becomes available to a Seller or any of its Representatives on a non-confidential basis prior to its disclosure by or on behalf of the Company to a Seller and any of its Representatives; (iii) is or has been independently developed or conceived by a Seller or any of its Representatives without use of the Information; (iv) becomes available to a Seller or any of its Representatives on a non-confidential basis from a source other than the Company or any of its stockholders, or any of their respective Representatives; provided, that such source is not known by the recipient of such Information, after reasonable inquiry, to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Company; or (v) is disclosed in connection with (A) any dispute between the parties hereto regarding this Agreement or any other Transaction Document or the Transactions, (B) the defense of any claim by a third party, or (C) the exercise of the right to indemnification under Section 7.03.

(b) If a Seller or any of its Representatives is compelled to disclose any Information by Governmental Order or Law, such Seller shall, to the extent legally permissible and as promptly as reasonably practicable, notify Buyer in writing so that Buyer may seek, at its sole cost and expense, an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such Information, and such Seller shall disclose only that portion of such Information which is legally required to be disclosed. Such Seller shall reasonably cooperate with Buyer, at Buyer’s sole cost and expense, upon Buyer’s written request in seeking any such protective order or other reasonable assurances. Notwithstanding the foregoing, no such notice or cooperation shall be required where a disclosure is made by a Seller or any of its Representatives in connection with a routine audit or examination by a regulatory agency, bank examiner or auditor and such audit or examination does not specifically target the Information.

Section 5.02 Release.

(a) Effective as of the Closing, each Seller (on behalf of itself and its Affiliates) hereby releases each Buyer Indemnitee, from any and all claims, and agrees not to bring or threaten to bring or otherwise join in any claim against any of the Buyer Indemnitees or any of them, relating to, arising out of or in connection with any facts or circumstances relating to the Company, the Company’s business or operations (including with respect to the Management Agreement), the Shares or such Seller’s status as a stockholder of the Company, in each case, which existed on or prior to the Closing; provided, however, that the foregoing shall not apply to any rights of a Seller arising under this Agreement, any other Transaction Document (including the Tax Sharing Agreement) or any rights of GEG under the Amended and Restated Stockholders Agreement.

(b) Effective as of the Closing, Buyer (on behalf of itself and its Affiliates) hereby releases each Seller Indemnitee, from any and all claims, and agrees not to bring or threaten to bring or otherwise join in any claim against any of the Seller Indemnitees or any of them, relating to, arising out of or in connection with any facts or circumstances relating to the Company, the Company’s business or operations (including with respect to the Management Agreement) or Buyer’s status as a stockholder of the Company, in each case, which existed on or prior to the Closing; provided, however, that the foregoing shall not apply to any rights of Buyer arising under this Agreement, any other Transaction Document (including the Tax Sharing Agreement) or any rights of Buyer under the Amended and Restated Stockholders Agreement.

Section 5.03 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

ARTICLE VI
Tax matters

Section 6.01 Tax Covenants.

(a) Buyer shall prepare, or cause to be prepared, at the Company’s expense, all Tax Returns required to be filed by the Company with respect to any taxable period beginning on or before and ending after the Closing Date (“Straddle Period”); provided, that such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law), and, subject to Section 6.01(c), Buyer shall provide a copy of any such Tax Return to Sellers at least 30 days prior to the filing due date of such Tax Return (taking into account extensions of time to file such Tax Return) and consider in good faith the reasonable comments of Sellers received within 15 days of delivering such Tax Returns related to a Straddle Period. Buyer shall cause the Company to timely file, and timely pay all Taxes shown as due and owing on, any Tax Return described in this Section 6.01(a).

(b) Sellers shall prepare, or cause to be prepared, at Sellers’ own expense all Tax Returns required to be filed by the Company after the Closing Date with respect to any taxable period ending on or before the Closing Date (“Seller Prepared Returns”). Any such Seller Prepared Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method. At least 30 days prior to the filing due date, Sellers shall, subject to Section 6.01(c), provide a copy of such Seller Prepared Returns (and the schedules related thereto) to Buyer and consider in good faith the reasonable comments of Buyer received within 15 days of delivering such Seller Prepared Returns. Buyer shall cause the

Company to timely file, and timely pay all Taxes shown as due and owing on, any Tax Return described in this Section 6.01(b), except, for the avoidance of doubt, any Tax Return of a consolidated, combined, unitary, affiliated Tax group of which a Seller is a member.

(c) For the avoidance of doubt, (i) Seller shall not have the right to prepare, review or comment on any Tax Return of a consolidated, combined, unitary, affiliated Tax group of which Buyer is a member under Section 6.01(a) and (ii) Buyer shall not have the right to prepare, review or comment on any Tax Return of a consolidated, combined, unitary, affiliated Tax group of which Seller is a member under Section 6.01(b).

(d) Except as required by applicable Law or as otherwise required by this Agreement, from and after the Closing, Buyer shall not, and shall not permit the Company to: (i) file a Tax Return that is first due under applicable Law prior to the Closing in a jurisdiction where the Company has not previously filed Tax Returns; (ii) amend, refile or otherwise modify any Tax Return of the Company relating to a Pre-Closing Tax Period; (iii) enter into any voluntary disclosure Tax program, agreement or arrangement with any Governmental Authority that relates to the Taxes of the Company for any Pre-Closing Tax Period; (iv) cause or permit the Company to take any action on the Closing Date after the Closing that is outside the ordinary course of business; or (v) make any election that only has effect with respect to a Pre-Closing Tax Period, in each case, only if and solely to the extent that such action creates or increases (A) a Tax liability of a Seller or any of its Affiliates or (B) an indemnification obligation of a Seller for Taxes hereunder. Except as required by applicable Law, Buyer shall not, or permit any of its Affiliates to, carryback any losses from a taxable period beginning after the Closing Date to any consolidated, combined, unitary, affiliated Tax group of which a Seller is a member, and Buyer shall, and shall cause its Affiliates to, make any elections available under applicable Law to forego the right to carryback any such losses to any consolidated, combined, unitary, affiliated Tax group of which a Seller is a member.

(e) GEG hereby agrees to make an election under Treasury Regulations Section 1.1502-36(d)(6)(i)(A) (and under any comparable provisions of applicable state or local Law) to reduce each Seller’s basis in the Shares in order to avoid any reduction in the Tax attributes of Company or any subsidiary pursuant to Treasury Regulations Section 1.1502-36 (and pursuant to any comparable provisions of applicable state or local Law). Sellers shall provide a copy of any election described in this Section 6.01(e) (together with reasonable supporting documentation setting forth any relevant calculations) to Buyer at least 15 days prior to the due date for such election and shall reflect any reasonable comments delivered by Buyer on such election. Notwithstanding anything to the contrary set forth in this Agreement, Sellers shall indemnify Buyer for any reduction in NOL Carryovers attributable to any breach or violation of the covenant under this Section 6.01(e) that arises as a result of the intentional action or gross negligence of Sellers or their respective employees or officers for an amount equal to the product of (i) the reduction in NOL Carryovers attributable to such breach or violation and (ii) the U.S. federal income tax rate under Section 11 of the Code, less any amount paid to the Company pursuant to the indemnification obligation of GEG under Section 6.05 of the Amended and Restated Stockholders Agreement, no more than ten (10) days after the final due date for the election described in this Section 6.01(e). The indemnification under this Section 6.01(e) shall be subject to the limitations contained in Section 7.04(a)(iv).

(f) GEG, on behalf of its Affiliates, hereby agrees not to engage and to cause its Affiliates not to engage in any transaction on the Closing Date after the Closing that is outside the ordinary course of business (other than any transactions (i) contemplated by this Agreement or (ii) disclosed to Buyer or its Representatives on Section 6.01(f) of the Disclosure Schedules).

Section 6.02 Transfer Taxes. Each of Buyer, on the one hand, and Sellers, on the other hand, shall be responsible for 50% of any transfer, documentary, sales, use, stamp, registration, duty, gross receipts, filing, recordation, excise, value added and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with the Transactions (“Transfer Taxes”). The party hereto required by applicable Law to file any necessary Tax Returns with respect to any Transfer Taxes shall file such Tax Returns and pay all Transfer Taxes shown as due and owing on such Tax Returns; provided, that the non-paying party shall promptly reimburse the party paying for such non-paying party’s share of the Transfer Taxes that are paid by the paying party. The parties hereto shall (a) use commercially reasonable efforts to reduce or eliminate any Transfer Taxes and (b) reasonably cooperate with respect to the filing of any Tax Returns relating to Transfer Taxes.

Section 6.03 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) (other than (a) an agreement the principal subject matter of which is not Taxes and (b) the Tax Sharing Agreement) that are binding upon the Company shall be terminated as of the Closing Date. After such date, none of the Company, Sellers, nor any of Sellers’ Affiliates or Representatives shall have any further rights or liabilities thereunder.

Section 6.04 Tax Indemnification. Sellers shall jointly and severally indemnify the Company, Buyer, JPM Parent and each Buyer Indemnitee (as defined in Section 7.02) and hold them harmless from and against any Losses (as defined in Section 7.04(g)) attributable to (a) any breach of or inaccuracy in any representation or warranty made in Section 3.15 (determined without regard to any qualification or exception contained therein relating to materiality or similar qualification or standard); (b) any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in ARTICLE VI other than as described in Section 6.01(e); (c) all Taxes of the Company for all Pre-Closing Tax Periods (determined, in the case of a Straddle Period, in accordance with the methodology set forth in Section 6.05); (d) any Taxes imposed on the Company (or any predecessor of the Company) as a result of the Company (or its predecessor) being a member of an affiliated, consolidated, combined, or unitary group (including pursuant to Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law); (e) any Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract (other than a contract the principal subject matter of which is not Taxes), in each case described in this clause (e), relating to an event or transaction occurring before the Closing Date. For the avoidance of doubt, this Section 6.04 shall not apply to any Losses that arise as a result of the unavailability in any Post-Closing Tax Period of any tax attributes arising in a Pre-Closing Tax Period (including any unavailability that arises as a result of an adjustment to a Tax Return for a Pre-Closing Tax Period), including with respect to an NOL Reduction, with respect to which the terms of Section 6.06 shall control. Notwithstanding anything in this Section 6.04 to the contrary, Sellers shall not be responsible under this Section 6.04 for any Losses to the extent that such Losses: (i) relate to any Taxes listed on Section 6.04 of the Disclosure Schedules; (ii) arise from a breach by Buyer of any covenant or agreement contained in Section 6.01(d) or Section 6.07; (iii) relate to the portion of the Transfer Taxes that are the responsibility of Buyer under Section 6.02; or (iv) are indemnifiable under Section 6.11. The indemnification under this Section 6.04 shall be subject to the Cap Amount contained in Section 7.04(a)(i) (but not the Basket). The term “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date and with respect to a Straddle Period, the portion of such Taxable period ending on and including the Closing Date.

Section 6.05 Straddle Period. In the case of Taxes that are payable with respect to any Straddle Period, the amount of any real property, personal property or similar ad valorem Taxes which are imposed on a periodic basis shall be determined ratably on a per diem basis, and the amount of any other Taxes that are allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books of Company as of the Closing Date and, to the extent relevant, in accordance with the provisions of Treasury Regulations Section 1.1502-76(b)(1)(ii)(A) and (B) (and similar provisions of state, local or non-U.S. Law).

Section 6.06 NOL Reduction Indemnity. In the event that the Company and the consolidated group of which the Company will be a member following the Closing Date shall suffer a disallowance or reduction of the NOL Carryovers below $617,790,385, to the extent that such disallowance or reduction is attributable to (a) any breach of or inaccuracy in the representation or warranty made under Section 3.15(g) (but only to the extent relating to (i) any reduction to the NOL Carryovers under Treasury Regulations Section 1.1502-28 or (ii) a reduction to the NOL Carryovers under Treasury Regulations Section 1.1502-36 arising prior to the Closing Date as a result of a transaction (other than the Transactions) where a Seller (or any other member of the consolidated group of which GEG is the common parent) was the transferor of the applicable loss share), (b) any breach of the covenant contained in Section 6.01(e) (but only to the extent that such breach is not indemnifiable pursuant to Section 6.01(e)) or (c) any gain recognized by any member of the consolidated group of which GEG is the common parent (including, prior to the Closing, the Company) in the current taxable year of the consolidated group of which GEG is the common parent from any transaction made outside the ordinary course of business, the existence of which was not disclosed to Buyer or its representatives prior to the Closing (an “NOL Reduction”), Sellers shall, jointly and severally, indemnify Buyer and its Affiliates and hold them harmless on an after-tax basis for any such NOL Reduction for an amount equal to the sum of (a) $11,573,829.14 multiplied by a fraction, the numerator of which shall be the difference between (A) $617,790,385 and (B) the amount of NOL Carryovers after such NOL Reduction and the denominator of which shall be $617,790,385 and (b) any Losses (as defined in Section 7.04(g)) (excluding, for the avoidance of doubt, any Losses that are Taxes) that are attributable to such NOL Reduction. Notwithstanding anything in this Section 6.06 to the contrary, Sellers shall not be responsible under this Section 6.06 for any NOL Reduction to the extent that such NOL Reduction arises from a breach by Buyer of any covenant or agreement contained in Section 6.01(d) or Section 6.07. The indemnification under this Section 6.06 shall be subject to the limitations contained in Section 7.04(a)(ii).

Section 6.07 No Section 336(e) or Section 338 Election. None of Sellers, Buyer or any of their respective Affiliates shall make an election under Section 336(e) or Section 338 of the Code with respect to the Transactions.

Section 6.08 Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax Return (including any Tax Return filed pursuant to this ARTICLE VI or any Tax Return filed following the Closing by, or with respect to, the Company) or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns, workpapers and accompanying memos, opinions and other relevant documents. Sellers and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate. Within 30 business days after closing, Sellers shall provide Buyer with all Tax Records with respect to any Pre-Closing Tax Period that includes any loss or deduction that is reflected as net operating loss described in Section 3.15(j). Furthermore, Sellers shall provide to Buyer a calculation of the amount of U.S. federal net operating loss carryforwards that may be carried to the consolidated group of which JPM Parent is the common parent under Treasury Regulations Section 1.1502-21(b)(2)(ii)(A) together with any additional detail supporting such calculation that is reasonably requested by Buyer as soon as reasonably practical upon such calculation and supporting detail becoming available to Sellers, but in any event no later than 30 business days prior to the due date for filing the consolidated U.S. federal income tax return of the consolidated group of which GEG is the common parent for the taxable year of such consolidated group that includes the Closing Date and consider in good faith the reasonable comments of Buyer received within 15 days of delivering such calculation and supporting detail. In addition, Sellers shall give Buyer access to personnel of Sellers involved in the tax compliance function and access to any outside advisors (including, if necessary, providing waivers of privilege or confidentiality). Notwithstanding anything to the contrary contained in this Agreement, none of Sellers, JPM Parent or Buyer, or any their respective Affiliates, shall be required to disclose any consolidated, combined, affiliated, unitary or other Tax Return which includes any information not pertaining to the Company; provided, that Sellers shall provide copies of any pro forma Tax Returns for the Company that is prepared on a separate company basis to the extent that such pro forma Tax Returns are in its possession.

Section 6.09 Contests. Buyer hereby agrees to give prompt written notice to Sellers of the receipt of any written notice by the Company or Buyer (and, in any event, not later than 20 days after receipt of such notice) which involves the assertion of any claim, or the commencement of any action or proceeding, which, if determined adversely to the Company or after a lapse of time, would be grounds for indemnification pursuant to this ARTICLE VI (a “Tax Claim”); provided, that the failure to comply with this provision shall not affect Buyer's right to indemnification hereunder except and only to the extent that Sellers forfeit rights or defenses by reason of such failure or a Seller is materially prejudiced as a result thereof. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall (a) keep Sellers reasonably informed of all material developments with respect to such Tax Claim on a timely basis, (b) allow Sellers to participate in the defense of such Tax Claim and to employ counsel of its choice for such purpose, the fees and expenses of which shall be borne solely by Sellers, (c) consult with Sellers and offer Sellers a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Claim to the extent such materials relate solely to such Tax Claim and (d) not settle or compromise any such Tax Claim without first obtaining the prior written consent of Sellers (not to be unreasonably withheld, conditioned or delayed). In the event of any conflict or overlap between the provisions of this Section 6.09 and Section 7.05, the provisions of this Section 6.09 shall control.

Section 6.10 Withholding. Buyer shall be entitled to deduct and withhold from the Purchase Price such amounts that Buyer is required to deduct and withhold with respect to any such deliveries and payments under the Code, any other applicable Tax Law or any other applicable Law requiring the amount deducted or withheld to be deposited with a governmental authority; provided that: (a) Buyer shall provide Sellers with notice (which shall include the authority, basis and method of calculation of the proposed deduction or withholding) as soon as reasonably practicable (and in any case at least two business days prior to making the deduction or withholding) upon becoming aware of any such requirement to deduct and withhold from any consideration otherwise payable to Sellers, and (b) the parties shall use their respective reasonable best efforts in seeking to reduce or eliminate any such withholding or deduction. To the extent that amounts are so withheld, and duly and timely deposited with the appropriate governmental authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 6.11 Certain Tax Liability Indemnification. Notwithstanding anything in this Agreement to the contrary, Sellers shall jointly and severally indemnify Buyer for any Losses (as defined in Section 7.04(g), except solely for purposes of this Section 6.11, by computing such Losses as if the pro rata portion of the equity of the Company being sold hereunder was 80%) incurred by Buyer or any of its Affiliates to the extent that such Losses are attributable to the Taxes set forth in Section 6.11 of the Disclosure Schedules; provided, that Sellers shall not be responsible under this Section 6.11 for any Losses to the extent that such Losses arise from a breach by Buyer of any covenant or agreement contained in

Section 6.01(d) or Section 6.07. The indemnification under this Section 6.11 shall be subject to the limitation contained in Section 7.04(a)(iii) (but shall not be subject to the limitations set forth in Section 7.04(a)(iv).

Section 6.12 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.15 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 90 days.

ARTICLE VII
Indemnification

Section 7.01 Survival.

(a) Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 15 months from the Closing Date; provided, however, that the representations and warranties contained in (i) Section 3.01 (Organization and Authority of Sellers), Section 3.02 (Organization, Authority and Qualification of the Company), Section 3.03 (Capitalization), Section 3.04 (No Subsidiaries; Investments), Section 3.05 (No Conflicts; Consents) and Section 3.21 (Brokers) (collectively, the “Seller Fundamental Representations”) and (ii) Section 4.01 (Organization and Authority of Buyer), Section 4.02 (No Conflicts; Consents) and Section 4.06 (Brokers) (collectively, the “Buyer Fundamental Representations”) shall survive the Closing and shall remain in full force and effect until the date that is 6 years from the Closing Date. All covenants, agreements and obligations of the parties contained herein shall survive the Closing until the date on which the applicable covenant, agreement or obligation is fully performed in accordance with its terms.

(b) Notwithstanding the terms of Section 7.01(a), any claims for indemnification made pursuant to Section 7.02 or Section 7.03 in good faith which are timely asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period set forth in Section 7.01(a) shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant, agreement or obligation, and such claim shall survive until finally resolved.

(c) The parties hereto specifically intend that the survival periods set forth in this Section 7.01 shall replace any statute of limitations that would otherwise be applicable (including any statute of limitations prescribed by applicable Law).

Section 7.02 Indemnification by Sellers. Subject to the limitations and other provisions of this ARTICLE VII, from and after the Closing, Sellers shall jointly and severally indemnify and defend each of Buyer and its Affiliates (including, following the Closing, the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in, or breach of, any of the representations or warranties contained in ARTICLE III (other than (i) the Seller Fundamental Representations or (ii) the representations or warranties contained in Section 3.15, which shall be indemnifiable under Section 6.04 or Section 6.06, as the case may be);

(b) any inaccuracy in, or breach of, any of the Seller Fundamental Representations; or

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by a Seller pursuant to this Agreement (other than a covenant or agreement contained in ARTICLE VI, which shall be indemnifiable in accordance with the terms set forth in ARTICLE VI).

Section 7.03 Indemnification by Buyer. Subject to the limitations and other provisions of this 20ARTICLE VII, Buyer shall indemnify and defend Sellers and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in, or breach of, any of the representations or warranties of Buyer contained in ARTICLE IV (other than the Buyer Fundamental Representations);

(b) any inaccuracy in, or breach of, any of the Buyer Fundamental Representations; or

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.04 Additional Provisions.

(a) The rights to indemnification provided in ARTICLE VI, Section 7.02 and Section 7.03 shall be subject to the following limitations:

(i) In no event shall Sellers’ aggregate indemnity obligations under Section 6.04 and Section 7.02(a) exceed, in the aggregate, $2,761,318.16 (the “Cap Amount”). Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 7.02(a) until the aggregate amount of Losses in respect of indemnification under Section 7.02(a) collectively exceeds $184,087.88 (the “Basket”), in which event Sellers shall be required to pay or be liable for all Losses from the first dollar. For the avoidance of doubt, Sellers’ indemnity obligations under Section 6.04 shall not be subject to the Basket.

(ii) In no event shall Sellers’ aggregate indemnity obligations under Section 6.06 exceed $11,573,829.14.

(iii) In no event shall Sellers’ aggregate indemnity obligations under Section 6.11 exceed $505,600.

(iv) In no event shall Sellers’ aggregate indemnity obligations under this Agreement exceed the Purchase Price, without inclusion of any indemnity obligation under Section 6.11.

(v) In no event shall Buyer’s aggregate indemnity obligations under Section 7.03(a) exceed the Cap Amount. Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 7.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.03(a) collectively exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar.

(vi) In no event shall Buyer’s aggregate indemnity obligations under this Agreement exceed the Purchase Price.

(b) Notwithstanding any other provision hereof, none of the limitations set forth in Section 7.04(a) shall limit, in any manner, any remedy at law or equity to which any Person may be entitled as a result of Fraud. The term “Fraud” shall mean an actual and intentional misrepresentation of fact with respect to the making of the representations and warranties set forth in ARTICLE III or ARTICLE IV, as applicable; provided, that, in the case of any representation and warranty set forth in ARTICLE III, such misrepresentation shall only be deemed to exist if any of the individuals included in the definition of “Sellers’ Knowledge” had actual knowledge that such representation and warranty was actually breached when made with the express intention that Buyer rely thereon to its detriment.

(c) Following the Closing, except for (i) claims for indemnification made pursuant to Section 7.02 or Section 7.03 based upon Fraud and (ii) claims seeking equitable remedies made pursuant to Section 8.09, the parties hereto acknowledge and agree that their exclusive remedy with respect to any and all claims for any breach of any provision set forth in this Agreement shall be pursuant to the indemnification provisions set forth in ARTICLE VI or this ARTICLE VII.

(d) Each Buyer Indemnitee and Seller Indemnitee, as the case may be, shall take, and shall cause its Affiliates and Representatives to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to or does give rise to such Loss, including using commercially reasonable efforts to incur costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss. For the avoidance of doubt, this Section 7.04(d) shall not apply with respect to any indemnification obligations arising under Section 6.01(e) or Section 6.06.

(e) The amount of Losses an Indemnifying Party would otherwise be required to indemnify the Indemnified Party under ARTICLE VI and this ARTICLE VII shall be reduced by (i) any insurance proceeds (net of any deductibles and any reasonable attorney’s fees and other expenses actually incurred by the Indemnified Party in connection with such recovery) actually received by the Indemnified Party (excluding, for the avoidance of doubt, any self-insurance, risk management program or other funds set aside by such Person in connection therewith), and (ii) any Tax benefit (A) arising directly and solely in connection with the incurrence or payment of the applicable Loss and (B) that is actually recognized by the Indemnified Party or any of its Affiliates to reduce the amount of cash Taxes payable by the Indemnified Party or any of its Affiliates in the taxable year in which the indemnification payment was made, any preceding taxable year or the immediately succeeding taxable year; provided, that for this purpose, a Tax benefit will be considered actually recognized to reduce the amount of cash Taxes payable at the time that the applicable Tax Return is filed on which such reduction in Tax is taken into account to actually reduce the cash Tax liability of the Indemnified Party or its Affiliates, as determined on a with and without basis and as the last item taken into account (each of the items described in clauses (i) and (ii), a “Recovery”).

(f) If an Indemnified Party who received a payment from or on behalf of an Indemnifying Party in connection with a claim for indemnification made pursuant to ARTICLE VI or Section 7.02 subsequently receives a payment from a third party under any insurance policy, indemnification right or similar arrangement with respect to the Losses giving rise to such claim for indemnification, such Indemnified Party will promptly pay or cause to be paid to the Indemnifying Party an amount necessary to avoid any double recovery arising from such payments.

(g) For purposes of ARTICLE VI and this ARTICLE VII, “Losses” means any and all losses, damages, liabilities, Taxes, deficiencies, judgments, interest, awards, penalties, fines, costs and expenses (including reasonable attorney’s fees and the cost of enforcing any right to indemnification under this Agreement) of whatever kind; provided, however, that “Losses” shall not include any special, exemplary, punitive or consequential Losses (unless such Losses are payable as a result of a Third Party Claim or as a result of a party’s Fraud); provided, further, that to the extent any Loss is a Loss incurred or sustained by, or imposed upon, the Company, the aggregate amount of such Losses shall only include a portion of such Losses that corresponds to the pro rata portion of the equity of the Company being sold hereunder.

(h) For purposes of determining whether there has been a breach of or inaccuracy in, a representation and warranty and the amount of Losses which are the subject matter of a claim for indemnification hereunder with respect to such breach or inaccuracy and for the purposes of calculating Losses, each representation and warranty in this Agreement shall be read without regard and without giving effect to the terms “material,” “materially” or “material adverse effect” contained in such representation or warranty.

(i) For all Tax purposes, amounts paid to or on behalf of any party hereto as indemnification under this Agreement shall be treated as adjustments to the Purchase Price unless otherwise required by applicable Law.

Section 7.05 Indemnification Procedures. The Buyer Indemnitee or Seller Indemnitee making a claim for indemnification pursuant to Section 7.02 or Section 7.03 (as applicable), is referred to herein as the “Indemnified Party,” and the party against whom such claim is referred to herein as the “Indemnifying Party.”

(a) Third Party Claims.

(i) Notice. If an Indemnified Party receives notice of the assertion of any claim, or the commencement of any action or proceeding, made or brought by any Person who is not a party hereto or an Affiliate of a party hereto, or any of their respective Representatives (such claim, action or proceeding, a “Third Party Claim”), against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification pursuant to Section 6.06, Section 7.02 or Section 7.03 (as applicable), such Indemnified Party shall give the Indemnifying Party prompt written notice thereof, but in any event, not later than 20 days after receipt of such notice of such Third Party Claim; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (A) seeks an injunction or other equitable relief against any Indemnified Party; (B) arises out of a criminal, governmental or regulatory investigation or proceeding; or (C) will result or is reasonably likely to result in Losses in excess of the Cap Amount (with respect to Third Party Claims arising out of an inaccuracy or breach of representation or warranty, other than a Seller Fundamental Representation or a Buyer Fundamental Representation) or the Purchase Price (with respect to any other Third Party Claim); and provided further that, that the failure by an Indemnified Party to comply with the foregoing shall not affect its right to indemnification under Section 6.06, Section 7.02 or Section 7.03 (as applicable), except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or such Indemnifying Party is materially prejudiced as a result thereof. Such written notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail and shall indicate the estimated amount, if reasonably ascertainable, of the Loss that has been or may be sustained by the Indemnified Party in connection therewith.

(ii) Right to Defend. Upon receipt of written notice of a Third Party Claim in accordance with Section 7.05(a)(i), the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party within 30 days after its receipt of such notice that acknowledges its obligation to indemnify the Indemnified Party under Section 6.06, Section 7.02 or Section 7.03 (as applicable), may assume the defense of any such Third Party Claim with the assistance of counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party shall (A) conduct the defense of such Third Party Claim actively and diligently, (B) keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to such Third Party Claim and (C) permit the Indemnified Party to participate in the defense of such Third Party Claim with counsel selected by the Indemnified Party and retained at the Indemnified Party’s sole cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to defend such Third Party Claim, fails to notify the Indemnified Party in writing of its election to defend in accordance with Section 7.05(a)(i) or fails to actively and diligently defend against such Third Party Claim, the Indemnified Party may, subject to Section 7.05(a)(iv), pay, compromise or defend such Third Party Claim and seek indemnification against the Indemnifying Party for any and all Losses based upon, arising from or relating to such Third Party Claim.

(iii) Cooperation. With respect to any Third Party Claim, both the Indemnified Party and the Indemnifying Party shall keep the other reasonably informed of all material developments with respect to such Third Party Claim on a timely basis. The parties hereto agree to provide one another with reasonable access to any documents or information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim; provided, however, that the parties hereto shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of the Information and the attorney-client and work-product privileges of the other parties. In connection therewith, each party hereto agrees that (A) it will use commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of any Information (consistent with applicable Law) and (B) all communications between any party hereto and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(iv) Settlement. The Indemnifying Party or the Indemnified Party (as applicable) shall not enter into any settlement or compromise of any Third Party Claim, or permit a default or consent to entry of any judgment or admit any Liability with respect thereto, if it is not defending such Third Party Claim (the “Non-Defending Party” and the party defending such Third Party Claim, the “Defending Party”) in accordance with this Section 7.05. The Defending Party shall not enter into any settlement or compromise of any Third Party Claim, or permit a default or consent to entry of any judgment or admit any liability with respect thereto, without the prior written consent of the Non-Defending Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement, compromise or judgment (A) does not involve any liability or the creation of a financial or other obligation on the part of the Non-Defending Party, does not involve any finding or admission of any violation of Law or any violation of the rights of any Person or the admission of wrongdoing and would not have any adverse effect on other claims that may have been made against the Non-Defending Party, (B) does not involve any relief other than monetary damages that are paid in full by the Defending Party and (C) provides for the complete, final and unconditional release of the Non-Defending Party and its Affiliates from all liabilities in connection with such Third Party Claim and would not otherwise adversely affect the Non-Defending Party or its Affiliates.

(b) Direct Claims. Any assertion of any claim, or the commencement of any action or proceeding, by an Indemnified Party on account of a Loss that does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by giving the Indemnifying Party prompt written notice thereof, but in any event, not later than 20 days after the Indemnified Party becomes aware of such Direct Claim; provided, that the failure by an Indemnified Party to comply with the foregoing shall not affect its right to indemnification under Section 6.06, Section 7.02 or Section 7.03 (as applicable), except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or such Indemnifying Party is materially prejudiced as a result thereof. Such written notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably ascertainable, of the Loss that has been or may be sustained by the Indemnified Party in connection therewith. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have acknowledged that it is fully liable for such Direct Claim.

Section 7.06 Tax Claims.

(a) Notwithstanding any other provision of this Agreement, no Buyer Indemnitee shall be entitled to receive an indemnification payment pursuant to ARTICLE VI for any Losses, to the extent arising from or related to any Taxes (including any such claim in respect of a breach of the representations and warranties in Section 3.15 hereof or any breach or violation of or failure to fully perform any covenant, agreement or obligation in 15ARTICLE VI) (other than as described in Section 6.01(e)) earlier than two days prior to the date the applicable Tax is due to the applicable Governmental Authority (it being understood, for the avoidance of doubt, that a Tax is not due or payable to the extent that such Tax may be contested prior to payment or deposit by the means selected by the Person entitled to control such Tax contest); provided, however, in the case of a Tax that is contested in accordance with the provisions of Section 6.09 and for which a deposit or prepayment of the applicable Tax is not required in order to contest the applicable Tax, payment of the Tax to the appropriate Governmental Authority will be considered to be due no earlier than (i) the date such Tax is payable to the applicable Governmental Authority or (ii) the date of either (A) a closing or settlement agreement entered into with a Governmental Authority establishing the amount of such Taxes or (B) a final decision of a court of competent jurisdiction with respect to such Taxes that is not appealable or in respect of which the period for appeal has lapsed with respect to the applicable Tax. The procedures of this Section 7.06(a) shall not apply to the indemnity obligations under Section 6.06, which shall be governed by the procedures set forth in Section 7.05.

(b) Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.15 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in 15ARTICLE VI) shall be governed exclusively by this Section 7.06 and 15ARTICLE VI hereof.

ARTICLE VIII
Miscellaneous

Section 8.01 Expenses. All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses; provided, however, that Buyer shall reimburse Sellers for their reasonable and documented legal fees, costs and expenses in an aggregate amount not to exceed $425,000.

Section 8.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to a Seller:	Great Elm Group, Inc. 800 South Street, Suite 230 Waltham, MA 02453 Attention: Adam Kleinman Email: akleinman@greatelmcap.com
with a copy (which shall not constitute notice) to:	Shearman & Sterling LLP 2601 Olive Street, 17th Floor Dallas, Texas 75201 Attention: Alain Dermarkar; Michael Walraven Email: alain.dermarkar@shearman.com; michael.walraven@shearman.com
If to Buyer:

J.P. Morgan Broker-Dealer Holdings Inc.

c/o JPMorgan Chase

JPM-Delaware Loan Operations

500 Stanton Christiana Road, Ops 2/ Floor 3

Newark DE 19713

Nicholas Rapak (mgr) 302-634-4961

Email: nicholas.t.rapak@jpmorgan.com

Group Email Address: de_custom_business@jpmorgan.com

with a copy (which shall not constitute notice) to:

J.P. Morgan Chase, N.A.

383 Madison Avenue

New York, NY 10179

Attention: Gillian L. Warmflash

Email: gillian.l.warmflash@jpmchase.com

Thompson & Coburn LLP

One US Bank Plaza

St. Louis, Missouri 63101

Attention: Michele Kloeppel

Email: mkloeppel@thompsoncoburn.com

Section 8.03 Interpretation; Headings. Each party hereto confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto and, therefore, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party hereto drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not be deemed a part of or affect the interpretation of this Agreement. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (i) to Articles, Sections and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute or Law means such statute or Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04 Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the enforceability or validity of any other term or provision of this Agreement. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 8.05 Entire Agreement. This Agreement (including the Disclosure Schedules and the Exhibits hereto) and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between this Agreement and the other Transaction Documents, this Agreement will control.

Section 8.06 Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement or any remedy for breach of this Agreement to or upon any Person other than the parties hereto. No party hereto may assign its rights or obligations hereunder without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment permitted hereunder shall relieve the assigning party of any of its obligations hereunder.

Section 8.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party hereto shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character and whether occurring before or after such waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.08 Governing Law; Submission to Jurisdiction; Waivers.

(a) This Agreement and the rights of the parties hereto hereunder shall be interpreted in accordance with the laws of the State of Delaware, without giving effect to any conflicts of law principles. Each of the parties hereto agrees that if any dispute is not resolved by the parties hereto, it shall be resolved only in the Courts of the State of Delaware sitting in New Castle County or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts (collectively, the “Proper Courts”). In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally: (i) submits for itself and its property in any action relating to any document delivered pursuant to this Agreement or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Proper Courts and agrees that all claims in respect of any such action shall be heard and determined in such court in the State of Delaware, to the extent permitted by Law, in such federal court; (ii) consents that any such action may and shall be brought in such courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 8.02; and (iv) agrees that nothing in this Agreement or any document delivered pursuant to this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

(b) EACH PARTY HERETO HEREBY: (I) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS; (II) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH ACTION BY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING ANY LOST PROFITS), OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (III) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY SUCH PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS; AND (IV) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AMONG OTHER THINGS, BY THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.08(b).

Section 8.09 Equitable Remedies. Each party hereto acknowledges that the other parties hereto may be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that, in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to seek an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement.

Section 8.10 Waiver of Conflict; Attorney-Client Privilege.

(a) Shearman & Sterling LLP (“S&S”) has acted as counsel to Sellers, the Company and their respective Affiliates (the “GEG Parties”) in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions. Buyer hereby, on behalf of itself and its Affiliates, (i) agrees that following the Closing, such representation and any prior representation of a GEG Party by S&S shall not preclude S&S from serving as counsel to any GEG Party in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the other Transaction Documents or the Transactions, (ii) agrees not to seek or have S&S disqualified from any representation of a GEG Party based upon such representation or any prior representation of a GEG Party by S&S and (iii) consents to any future representation of a GEG Party by S&S and waives any conflict of interest arising from such representation and any prior representation of a GEG Party. Each party hereto acknowledges that the consent and waiver in this Section 8.10(a) is voluntary, that it has been carefully considered and that the parties hereto have consulted with counsel or have been advised they should do so in connection with the consent and waiver set forth in this Section 8.10(a).

(b) All communications with or between any GEG Party, on the one hand, and S&S, on the other hand, solely relating to S&S’s representation of any GEG Party on or prior to the Closing with respect to the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions (collectively, the “Privileged Communications”), shall be deemed to be subject to attorney-client privilege, and the expectation of client confidence relating to all such communications shall belong solely to Sellers and shall not pass to or be claimed by Buyer or its Affiliates (including, following the Closing, the Company). Accordingly, none of Buyer or its Affiliates (including, following the Closing, the Company) shall have access to any Privileged Communications or to the files of S&S relating to such representation from and after the Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) Sellers (and not Buyer or any of its Affiliates (including, following the Closing, the Company)) shall be the sole holder of the attorney-client privilege with respect to such representation, (ii) to the extent that files of S&S in respect of such representation constitute property of the client, only Sellers (and not Buyer or any of its Affiliates (including, following the Closing, the Company)) shall hold such property rights, and (c) S&S shall have no duty whatsoever to reveal or disclose any such Privileged Communications or files to Buyer or any of its Affiliates (including, following the Closing, the Company) by reason of any attorney-client relationship between S&S and Buyer or any of its Affiliates (including, following the Closing, the Company) or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between the Company, on the one hand, and a third party, including Buyer, on the other hand, the Company and its Affiliates may assert the attorney-client privilege to prevent disclosure of such Privileged Communications or files to such third party; provided, however, that the Company and its Affiliates may not waive such privilege without the prior written consent of Sellers, and none of the Company or its Affiliates shall raise any possible disclosure to Sellers as a waiver of such privilege.

Section 8.11 Counterparts; Electric Transmission. This Agreement may be executed in two or more counterparts with the same effect as if all of the parties hereto had signed the same document, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. The exchange of copies of this Agreement and of signature pages by PDF or other electronic means shall constitute effective execution and delivery of this Agreement as to the parties hereto, and a signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement for all purposes. Signatures of the parties transmitted by PDF or other electronic means shall be deemed to be their original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.

SELLERS:
GREAT ELM FM ACQUISITION, INC.
By_/s/ Adam Kleinman______________________ Name: Adam Kleinman Title: Secretary
GREAT ELM GROUP, INC.
By_/s/ Adam Kleinman______________________ Name: Adam Kleinman Title: President

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.

BUYER:
J.P. MORGAN BROKER-DEALER HOLDINGS INC.
By_/s/ Brian M. Ercolani_____________________ Name: Brian M. Ercolani Title: Attorney-in-Fact

[Signature Page to Stock Purchase Agreement]